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
                       UNITED STATES                         ---------------------------
             SECURITIES AND EXCHANGE COMMISSION                     OMB APPROVAL
                   WASHINGTON, D.C. 20549                    ---------------------------
                                                              OMB Number       3235-0058
                        FORM 12B-25                           Expires:    March 31, 2006
                                                              Estimated average burden
                NOTIFICATION OF LATE FILING                   hours per response .. 2.50
                                                             ---------------------------
                                                             ---------------------------
                                                                   SEC FILE NUMBER
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                                                                    CUSIP NUMBER
                                                             ---------------------------
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(Check One): [ ] Form 10-KSB [ ]  Form 2-F [ ]  Form 11-K [ ]  Form 10-Q
[X]  Form 10-QSB [ ]  Form N-SAR

               For Period Ended: September 30, 2003

PART I

                          HALIFAX INTERNATIONAL, INC.
                               NAME OF REGISTRANT

       Nevada                                            58-2212465
State of Incorporation                       IRS Employer Identification No.

                 1108 Oglethorpe Drive, Atlanta, Georgia 30319
                    (Address of Principal Executive Offices)

                                 (404) 816-6100
              (Registrant's Telephone Number, Including Area Code)


PART II -- RULE 12B-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

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[X]   (a)  The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

[X}   (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date

[ ]   (c)  The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE

         State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The registrant has been unable to complete the preparation of its quarterly report due to delays in gathering information required to complete the preparation of its quarterly financial statements.

(1) Name and telephone number of person to contact in regard to this notification


      Philip E. Lundquist              (404)                 816-6100
    ------------------------        -----------      --------------------------
            (Name)                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no,
    identify report(s).  Yes [X]   No [ ]

    ----------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
    thereof?  Yes [ ]   No [X]

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
--------------------------------------------------------------------------------

                          Halifax International, Inc.
             ------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2003              By: /s/ Philip E. Lundquist
                                        -------------------------------
                                         Philip E. Lundquist, Secretary

         INSTRUCTION: This form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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